Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Atlantic Coast Financial Corporation

Jacksonville, Florida

We consent to the use of our reports dated March 14, 2017, with respect to the consolidated balance sheet of Atlantic Coast Financial Corporation and Subsidiary as of December 31, 2016 and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference, and to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

February 14, 2018